Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-112374, 333-144790, 333-151991, and 333-161814) and the registration statement on Form S-3 (No. 333-144789) of Nelnet, Inc. of our reports dated February 27, 2019 with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018 which reports appear in the December 31, 2018 annual report on Form 10-K of Nelnet, Inc.

/s/ KPMG LLP

Lincoln, Nebraska
February 27, 2019